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                          [Letterhead of Fresenius AG]

                                                                     May 3, 2005

Renal Care Group, Inc.
2525 West End Avenue, Suite 600
Nashville, TN 37203

Attention: Gary Brukardt

Dear Gary:

      Reference is made to the Agreement dated as of the date hereof (the "Merger Agreement") among Fresenius Medical Care AG, a corporation organized under the laws of the Federal Republic of Germany and majority owned and controlled subsidiary of Fresenius AG ("FME AG"), Fresenius Medical Care Holdings, Inc., a corporation organized under the laws of the State of New York ("FME"), Florence Acquisition, Inc., a corporation organized under the laws of the State of Delaware ("Sub" and, together with FME AG and FME, the "Florence Parties"), and Renal Care Group, Inc., a corporation organized under the laws of the State of Delaware ("RCI"). Capitalized terms used in this letter agreement without definition shall have the meanings assigned thereto in the Merger Agreement.

      Fresenius AG acknowledges that RCI has been induced by, and is relying on, this letter agreement in entering into the Merger Agreement.

      Fresenius AG hereby confirms to RCI that each of the Supervisory Board of Fresenius AG and the Management Board of Fresenius AG has at a meeting of such body duly called and held, or pursuant to a written consent in lieu of such meeting, as the case may be, duly adopted resolutions approving the Merger and authorizing FME AG to enter into and deliver the Merger Agreement. Fresenius AG hereby also confirms that it is duly authorized to enter into and deliver this letter agreement. No other approvals are required by Fresenius AG in connection with the execution and delivery by the Florence Parties of the Merger Agreement or the execution and delivery by Fresenius AG and the Florence Parties of this letter agreement.

      Fresenius AG hereby agrees that it shall cooperate in all respects with the Florence Parties and RCI in satisfying the conditions precedent to the consummation of the Merger and the other Transactions. Fresenius AG shall provide any approvals as may be required from it after the date hereof in order to consummate the Merger and the Transactions, including any approval from it that may be required to consummate any divestiture which the Florence Parties may be required to make in order to obtain necessary approvals under Antitrust Laws. In addition, Fresenius AG shall take each of the actions that the Florence Parties are required to cause Fresenius AG to take pursuant to Section 6.03(b) of the Merger Agreement, including without limitation making an appropriate filing of a notification and report form pursuant to the HSR Act and shall

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supply as promptly as practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws.

      RCI hereby waives any claim against Fresenius AG directly for monetary damages as a result of any breach by Fresenius AG of its obligations or representations under this letter agreement; provided that (a) the Florence Parties shall jointly and severally indemnify RCI against any and all losses and damages incurred by RCI resulting from or arising out of any such breach by Fresenius AG hereunder and (b) the parties agree that RCI would incur irreparable damage if any of the provisions of this letter agreement were not performed in accordance with their specific terms or were otherwise breached by Fresenius AG and that RCI shall be entitled, in addition to any other remedy at law or in equity, to an injunction or injunctions specifically enforcing against Fresenius AG the terms and provisions of this letter agreement.

      This letter agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or the Court of Chancery of the State of Delaware in the event any dispute arises out of this letter agreement.

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      If the foregoing accurately reflects your understanding, please execute the acknowledgement to this letter agreement, whereupon the foregoing will become a binding agreement among us.

                                          FRESENIUS AG,

                                            by
                                               /s/ Dr. Benn Lipps
                                            ---------------------------------
                                            Name: Dr. Benn Lipps
                                            Title: Member of Management Board

                                            by
                                               /s/ Stephan Sturm
                                            ---------------------------------
                                            Name: Stephan Sturm
                                            Title: CFO

                                          Accepted and Agreed:

                                          FRESENIUS MEDICAL CARE AG,

                                            by
                                               /s/ Dr. Rainer Runte
                                            ---------------------------------
                                            Name: Dr. Rainer Runte
                                            Title: Member of Management Board

                                            by
                                               /s/ Mats Wahlstrom
                                            ---------------------------------
                                            Name: Mats Wahlstrom
                                            Title: Member of Management Board

                                          FRESENIUS MEDICAL CARE HOLDINGS, INC.,

                                            by
                                               /s/ Rice Powell
                                            ---------------------------------
                                            Name: Rice Powell
                                            Title: Co-Chief Executive Officer

                                          FLORENCE ACQUISITION, INC.,

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                                               by
                                                  /s/ Mats Wahlstrom
                                               ---------------------------------
                                               Name: Mats Wahlstrom
                                               Title: Co-Chief Executive Officer

Accepted and Agreed:

RENAL CARE GROUP, INC.

by
   /s/ Doug Chappell
--------------------------------------------
Name: Doug Chappell
Title: Senior Vice President and Secretary